Exhibit 10.9
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of September 16, 2010, between BUDDHA STEEL, INC. a Delaware corporation (the "Company") and MR. HONGZHONG LI (the "Executive").

1.           EMPLOYMENT

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2.           TERM

The term ("Term") of this Agreement shall begin on September 16, 2010 and will terminate on September 15, 2013 unless sooner terminated as hereinafter provided.

3.           POSITION AND DUTIES

3.1           Position.  The Executive hereby agrees to serve as Chief Executive Officer of the Company.  At the Company's request, the Executive may, at the Executive's discretion, serve the Company and/or its respective subsidiaries and affiliates in other offices and capacities in addition to the foregoing, but shall not be required to do so.  In the event that the Executive, during the term of this Agreement, serves in any one or more of the aforementioned capacities, the Executive's compensation shall not be increased beyond that specified in Section 4 of this Agreement.  In addition, in the event the Company and the Executive mutually agree that the Executive shall terminate the Executive's service in any one or more of the aforementioned capacities, or the Executive's service in one or more of the aforementioned capacities is terminated, the Executive's compensation, as specified in Section 4 of this Agreement, shall not be diminished or reduced in any manner.

3.2           Duties.  The Company agrees that the duties that may be assigned to the Executive shall be the usual and customary duties of the Chief Executive Officer.

3.3           Devotion of Time and Effort. Executive shall use Executive's good faith best efforts and judgment in performing Executive's duties as required hereunder and to act in the best interests of the Company.  Executive shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive's required responsibilities and duties hereunder.

3.4           Other Activities.  The Executive may engage in other activities for the Executive's own account while employed hereunder, including without limitation charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of the Executive's duties hereunder.

4.           COMPENSATION AND RELATED MATTERS

4.1           Salary.  During the Term, the Company shall pay the Executive a salary of Fifteen Thousand US DOLLARS (USD 15,000.00) per month (the "Base Salary").  The Executive's performance and salary shall be subject to review at any time, and an increase in salary, if one is so determined by the Board, shall be made, on a basis consistent with the standard practices of the Company.

4.2           Stock Options.  Executive shall be granted a five year option to purchase up to 150,000 shares of the Company's Common Stock on a cash exercise basis at an exercise price of $8.50 per share.  Should the offering price of the Company’s next registered offering of securities be less than $7.75, the exercise price will be the offering price of the shares registered in that offering. Subject to the provisions of Section 6, and for so long as Executive is an employee of the Company, such options shall vest at issuance.

4.3           Business Expenses.  The Company shall promptly, in accordance with Company policy, reimburse the Executive for all reasonable business expenses incurred in accordance with and subject to the limits set forth in the Company's written policies with respect to business expenses, upon presentation to the Company of written receipts for such expenses.  Notwithstanding the Company’s written policies, with prior written approval by the Company, all international air travel shall be the lesser of business class or first class and all lodging in the US shall be in at least 4 star hotels.

5.           TERMINATION

5.1           Cause.  The Company may terminate the Executive for Cause at any time, upon written notice to Executive.  For purposes of this Agreement, "Cause" shall mean:

(a)           The Executive's conviction for commission of a felony or a crime involving moral turpitude;

(b)           The Executive's willful commission of any act of theft, embezzlement or misappropriation against the Company; or

(c)           The Executive's material failure to perform his duties hereunder.

5.2           Termination Without Cause.  The Company may terminate this Agreement without Cause at any time, provided that the Company first delivers to the Executive the Company's written election to terminate this Agreement at least thirty (30) days prior to the effective date of termination.

6.           COMPENSATION UPON TERMINATION

6.1           Termination for Cause. In the event the Executive's employment shall be terminated for Cause pursuant to Section 5.1 hereof, the Company shall pay the Executive his salary through the date of termination.

6.2           Termination without Cause, Termination by Mutual Agreement, Disability or Death.   In the event of a Termination without Cause pursuant to Section 5.2, by mutual agreement of the parties hereto, or due to disability or death of Executive, the Company shall pay the Executive through the date of termination.

6.3           Termination for any reason. The options granted under Section 4.2 shall be subject to a “clawback” provision. The options granted or their realized value from exercise shall be recoverable on a sliding scale from the Executive by the Company. The scale is as follows: 125,000 options or the equivalent dollar value shall be returned to the Company if the Executive is terminated within 6 months of this agreement. 100,000 options or the equivalent dollar value shall be returned to the Company if the Executive is terminated more than 6 months but less than 12 months of this agreement. 75,000 options or the equivalent dollar value shall be returned to the Company if the Executive is terminated more than 12 months but less than 18 months of this agreement. 50,000 options or the equivalent dollar value shall be returned to the Company if the Executive is terminated in more than 18 months but less than 24 months of this agreement. 25,000 options or the equivalent dollar value shall be returned to the Company if the Executive is terminated more than 24 months but less than 36 months of this agreement

7.      CONFIDENTIALITY AND NON-SOLICITATION COVENANTS

7.1           Non-Competition.  The Executive agrees that during the Term of this Agreement prior to any termination of his employment hereunder and for a period of two (2) years following the date on which the Executive's employment hereunder is terminated, he will not directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any other company whose business strategy is competitive with that of the Company, as determined by a majority of the Company's independent directors.

7.2           Confidentiality. The Executive hereby agrees that the Executive will not, during the Term or at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). The Executive agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Executive, or (iii) is lawfully disclosed to the Executive by a third party.  As used in this Agreement the term "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, about the owners, employees, business methods, public relations methods, organization, procedures, property acquisition and development, or finances, including, without limitation, information of or relating to the Company and its affiliates.

7.3           Non-Solicitation.  For a period of two (2) years following the date on which the Executive's employment hereunder is terminated, the Executive shall not solicit or induce any of the Company's employees, agents or independent contractors to end their relationship with the Company, or recruit, hire or otherwise induce any such person to perform services for the Executive, or any other person, firm or company.

7.4           Return of Property.  The Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period. "Personal Property" includes, without limitation, all electronic devices of the Company used by the Executive, including, without limitation, personal computers, facsimile machines, cellular telephones, pagers and tape recorders and all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.

7.5           Reasonableness of Restrictions.  Each of sections 7.1, 7.2, and 7.3 set out above is acknowledged by Executive to be reasonable in duration, extent and application and is the minimum protection necessary for the Company in respect of its goodwill, Confidential Information, trade connections and business.  Each of the covenants and obligations on Executive’s part set out in sections 7.1, 7.2, and 7.3 is deemed to be separate and severable and enforceable by the Company accordingly. If any of the restrictions set out above are held to be void but would be valid if part of the wording was deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective.

7.6           The restrictions set forth in Sections 7.1, 7.2, and 7.3 hereof shall not apply if the Executive's employment is terminated pursuant to Section 5.2 hereof or in the event that any form of compensation due Executive pursuant to the provisions of Section 4 is not provided as required when due.

7.7           In the event of a breach by Executive of this Section 7, any obligations for payment by the Company otherwise due pursuant to Section 6 hereof shall be void.

8.           GENERAL PROVISIONS

8.1           Injunctive Relief and Enforcement.  The Executive acknowledges that the remedies at law for any breach by her of the provisions of Section 7 hereof may be inadequate and that, therefore, in the event of breach by the Executive of the terms of Section 7 hereof, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Section 7 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement.

8.2           Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when addressed as follows and (i) when personally delivered, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) one day after delivery to an overnight air courier guaranteeing next day delivery, or (iv) upon receipt if sent by certified or registered mail.  In each case notice shall be sent to:

  If to Executive:                Mr. Hongzhong Li

  If to the Company:           Mr. Zhenqi Chen
Buddha Steel, Inc.
Dachang Hui Autonomous County
Industrial Park
Hebei Province, China 065300

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.3           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  In addition, in the event any provision in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

8.4           Assignment.  This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

8.5           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.6           Headings.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.7           Choice of Law; Venue.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. By execution and delivery of this Agreement, the parties agree and accept that any legal action or proceeding brought with respect to this Agreement shall be brought in the court of appropriate jurisdiction in and for the State of Delaware, and the parties expressly waive any objection to personal jurisdiction, venue or forum non conveniens.

8.12         Entire Agreement.  This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect.  This Agreement shall not be changed unless in writing and signed by both the Executive and the Board.

8.13         Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance.  Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first above written.

“Company”

BUDDHA STEEL, INC., a Delaware corporation

By:	/s/ Zhenqi Chen
Mr. Zhenqi Chen, Director, Chief Operating Officer

“Executive”

/s/ Hongzhong Li
Mr. Hongzhong Li